Exhibit 99.2

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Owens Corning Reports Third-Quarter Results

Completes Acquisition of Saint-Gobain’s Global Reinforcements

and Composite Fabrics Businesses

TOLEDO, Ohio – Nov. 1, 2007 – Owens Corning (NYSE: OC) today reported consolidated net sales of $1.268 billion during the third quarter, compared with $1.386 billion in the third quarter of 2006, an 8.5 percent decrease from the prior year. Third-quarter results reflected continued weakness of the U.S. new residential construction market, partially offset by stronger global markets in our composites business.

Third-quarter net earnings were $112 million, or $0.86 per diluted share. Excluding comparability items (see attached Table 2 for a discussion and reconciliation of such items), adjusted earnings from continuing operations were $52 million, or $0.40 per diluted share. Such comparability items in the third quarter included charges related to the company’s business acquisitions and dispositions, prior Chapter 11 proceedings, and restructuring activities. Such items amounted to approximately $22 million ($14 million after tax) during the third quarter.

Consolidated Third-Quarter Results

•

Earnings before interest and taxes (EBIT) from continuing operations in the third quarter of 2007 were $83 million, compared with $145 million during the same period of 2006. The decrease was primarily due to lower sales and an increase in idle-facility costs, as the decline in the North American new residential construction market impacted demand for building materials, partially offset by lower marketing and administrative costs. Excluding comparability items (see Table 2), adjusted EBIT from continuing operations for the third quarter of 2007 was $105 million, compared with $140 million during the same period in 2006.

Copyright © 2007 Owens Corning

•

For the first nine months, EBIT from continuing operations was $191 million, compared with $408 million for the same period of 2006. Excluding comparability items, adjusted EBIT from continuing operations for the first nine months of 2007 was $259 million, compared with $392 million during the same period in 2006.

•

Gross margin as a percentage of consolidated net sales was 16.3 percent during the third quarter, compared with 19.3 percent during the same period of 2006. For the first nine months, gross margin as a percentage of sales declined 2.0 percentage points compared to the first nine months of 2006. The decrease was the result of sales volume and price declines in the Insulating Systems and Roofing and Asphalt segments, and increased material, energy, labor, and idle facility costs.

•

Marketing and administrative expenses, as a percentage of consolidated net sales, were 8 percent in the third quarter, compared with 9.4 percent during the same period in 2006. The decline was due primarily to a decrease in performance-based compensation expense of approximately $23 million compared with 2006, as adverse market conditions negatively impacted Owens Corning’s ability to achieve its performance goals. Accordingly, the company made a year-to-date adjustment to its accrual for performance-based compensation to reflect the reduction in estimated expense for 2007. For the first nine months, marketing and administrative expenses decreased 3 percent in 2007 as compared with 2006.

Business Highlights

•

During the third quarter of 2007, Owens Corning completed the sale of its Siding Solutions business to Saint-Gobain for approximately $368 million of net proceeds as previously announced on July 17, 2007. The sale included the company’s Norandex/Reynolds distribution business with 153 U.S. distribution centers in 38 states and three vinyl siding manufacturing facilities.

•	Owens Corning completed the sale of its Fabwel unit for approximately $57 million in net proceeds.

•

Owens Corning announced a share buy-back program in the first quarter under which the company is authorized to repurchase up to 5 percent of Owens Corning’s outstanding common stock. The company did not repurchase any shares during the first nine months of 2007.

•

During the first nine months of 2007, depreciation and amortization (D&A) totaled $239 million, which includes $24 million resulting from the adoption of Fresh Start Accounting upon the company’s emergence from Chapter 11 in October 2006. Owens Corning currently estimates D&A from continuing operations will total approximately $320 million in 2007.

•

At the end of the third quarter of 2007, Owens Corning had $1.9 billion of short- and long-term debt with cash-on-hand of $450 million. Subsequent to the end of the third quarter, the company acquired Saint-Gobain’s Reinforcements and Composite Fabrics Businesses for $640 million (as described below), which impacted our cash and debt position.

•

Owens Corning’s actual federal tax net operating loss resulting from the distribution of cash and stock to settle its prior Chapter 11 case is $3.1 billion, compared with the previous estimate of $2.8 billion. The company’s effective tax rate in 2007 is estimated at 30 percent.

•	The company’s continued focus on safety resulted in a 20 percent reduction in injuries through the first nine months of 2007 as compared with its Dec. 31, 2006 rate.

“Our composites business delivered a strong quarter,” said Dave Brown, president and chief executive officer. “The weakness in new residential construction continued to have a significant impact on the overall performance of our company. We’ve acted decisively to make our company more global and lessen our exposure to the cyclical nature of the U.S. housing market.”

“The second half of 2007 will be remembered as one of strategic accomplishment,” said Mike Thaman, chairman and CEO-Elect. “Our acquisition of Saint-Gobain’s Reinforcements and Composite Fabrics businesses and the divestiture of the siding and Fabwel businesses bring important balance to our company’s global revenue sources. We have seen progress in the operating performance of our building materials businesses as the markets have continued to weaken. We have taken actions that position our capacity and cost structure for a weaker market in 2008.”

“Yesterday’s acquisition of Saint-Gobain’s Reinforcements and Composite Fabrics businesses accelerates our global growth in both developed and emerging markets,” said Thaman. “This extends our reach to commercial and industrial glass fiber markets that are growing at twice the rate of global GDP. It also allows our customers to benefit from an expanded product range, world-class technology, and improved logistics and supply capability, while enhancing shareholder value through the addition of a business that is expected to generate EBITDA in excess of $100 million in 2007, not including the costs associated with the leasing of metals.”

As announced on April 18, 2007, Mr. Brown will retire as president and chief executive officer of Owens Corning by the end of 2007, and Mr. Thaman has been selected to succeed Mr. Brown. Mr. Thaman was appointed chief financial officer in 2000 and named to the Board of Directors in 2002, becoming chairman later that year.

“I will retire as president, chief executive officer and as a member of the Board of Directors on Dec. 6, 2007,” said Mr. Brown. “I am confident that Owens Corning has a bright future under Mike’s leadership. He has 15 years of management experience at Owens Corning and has been my valued partner during my tenure as CEO.”

The Saint-Gobain Reinforcements and Composite Fabrics Acquisition Completed

On Oct. 31, 2007, Owens Corning completed the acquisition of Saint-Gobain’s Reinforcements and Composite Fabrics businesses for $640 million, accelerating the company’s global growth strategy by enhancing its presence in fast-growing emerging markets around the world.

Owens Corning projects that the acquired business will generate earning before interest, taxes, depreciation and amortization (EBITDA) in excess of $100 million for full year 2007, not including costs associated with the leasing of metals. Under prior ownership, the business leased approximately $320 million of certain metals used in its production tooling. In the near-term, Owens Corning expects to continue the leasing of such metals.

Owens Corning continues to anticipate annual pre-tax synergies of more than $100 million to be realized by the end of the fourth full year of ownership, or 2011, with the majority of the synergies achieved during the first three years. Synergies will come primarily from reduced operating costs, improved energy efficiency in furnaces, sourcing and reduced shipping costs.

Cost Reductions for 2008

As part of Owens Corning’s annual operations planning, the company is evaluating various cost-reduction projects to deliver significant savings in operating and corporate costs. These projects include capacity and headcount reductions, elimination of operational costs, and reduced general corporate expenses. Some of these cost-reduction projects have begun. The majority of the projects are expected to be completed by the end of the fourth quarter 2007, resulting in a leaner cost structure that better positions the company to compete in a weaker housing market in 2008. This cost-reduction initiative is intended to reduce company-wide operating costs by about $100 million.

Outlook

The weakness in new residential construction in the United States continued through the first nine months of 2007. Based on current estimates by the National Association of Home Builders (NAHB), the slowdown in U.S. housing starts is expected to carry through 2008, which will continue to impact the company’s building materials businesses.

Worldwide demand for composite products is expected to continue to increase during the remainder of 2007 and into 2008. The acquisition of Saint-Gobain’s Reinforcements and Composite Fabrics businesses enhances Owens Corning’s ability to serve customers on a global basis.

Owens Corning previously estimated that 2007 adjusted EBIT from continuing operations should exceed $415 million, not including the impact of the acquisition of Saint-Gobain’s Reinforcements and Composite Fabrics businesses, the sale of its Siding Solutions and Fabwel businesses or other strategic organizational changes. Adjusted for these transactions, the $415 million adjusted EBIT from continuing operations guidance would be restated as $365 million.

The company no longer believes that it will surpass its earlier guidance of $365 million. Based on the deeper and prolonged weakness in demand for building materials in the U.S., the company now believes $335 million is a more appropriate estimate for 2007 adjusted EBIT from continuing operations.

“As we look to the year ahead, we will focus on four primary goals,” said Mr. Thaman. “By integrating the acquisition, we will create a new composites business; focus on growth opportunities with our customers to ensure their success; promote the important role of our products in energy efficiency and greenhouse gas reduction; and streamline our cost structure and production capacity in response to weaker markets.”

Third-Quarter Business Segment Highlights

Insulating Systems

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Net sales for the third quarter of 2007 were $462 million, a 12.7 percent decrease from $529 million during the same period in 2006. The decrease was a result of the downturn in new residential construction in the United States. During the third quarter, the company also began to experience weakness in commercial and industrial markets.

•

EBIT from continuing operations for the third quarter was $42 million, compared with $125 million during the same period in 2006. Results were unfavorably impacted by a decline in sales volume, lower selling prices, and idle facility costs resulting from production curtailments. In addition, results were negatively impacted by $11 million of depreciation and amortization costs resulting from the adoption of Fresh Start Accounting.

Composite Solutions

•	Net sales for the third quarter of 2007 were $397 million, a 12.5 percent increase from $353 million during the same period in 2006. The increase in sales was primarily attributable to moderate growth in non-building related products, slightly higher pricing, and the favorable impact of currency.

•

EBIT from continuing operations for the third quarter of 2007 was $29 million, compared with $44 million during the same period in 2006. EBIT from continuing operations for the third quarter of 2006 included a gain of $10 million on the sale of metal used in certain production tooling; a gain of $12 million on insurance recoveries related to a July 2005 flood at the company’s Taloja, India, production facility, and $2 million in expenses related to the flood. Excluding these items, EBIT from continuing operations improved by $5 million compared to the same period in 2006. Results were negatively impacted by $1 million resulting from the adoption of Fresh Start Accounting.

Roofing and Asphalt

•

Net sales for the third quarter of 2007 were $379 million, a 17.2 percent decrease from $458 million during the same period in 2006. The decline was due to the decrease in new residential construction and no significant storm activity in the United States.

•

EBIT from continuing operations for the third quarter of 2007 was $15 million, compared with $20 million during the same period in 2006. Declines in volume and price negatively impacted earnings during the quarter, partially offset by lower raw material costs. Results were negatively impacted by $1 million resulting from the adoption of Fresh Start Accounting.

Other Building Materials and Services

•

Net sales for the third quarter of 2007 were $78 million, a 19.6 percent decrease from $97 million during the same period in 2006. The decrease was due to an $18 million sales decline resulting from the closure of the company’s HOMExperts service line during the fourth quarter of 2006. In our Masonry Products business (previously Cultured Stone), sales increased due to the acquisition of the ModuloTM/ParMur Group during the third quarter of 2006. This increase was offset by volume declines in the remainder of the company’s Masonry Products business.

•

EBIT from continuing operations for the third quarter of 2007 was $6 million, compared with break-even during the same period in 2006. The increase was almost entirely due to the closure of the company’s HOMExperts service line during the fourth quarter of 2006. The adoption of Fresh Start Accounting had no significant impact on this segment during the third quarter of 2007.

Full-year 2007 results are currently scheduled to be announced on Feb. 27, 2008.

Conference Call

Thursday, Nov. 1, 2007

11 a.m. Eastern Daylight Time

All Callers

Live dial-in telephone number: 1-800-561-2813 or 1-617-614-3529

(Please dial in 10 minutes before conference call start time)

Passcode: 49788103

Live Webcast: http://www.owenscorning.com/investors

A telephone replay will be available through Nov. 8, 2007 at 1-888-286-8010 or 1-617-801-6888. Passcode: 27250247. A replay of the webcast will also be available at www.owenscorning.com/investors.

About Owens Corning

Owens Corning (NYSE: OC) is a world leader in building materials systems and composite solutions. A Fortune 500 company for 53 consecutive years, Owens Corning people redefine what is possible each day to deliver high-quality products and services ranging from insulation, roofing and masonry products, to glass composite materials used in transportation, electronics, telecommunications and other high-performance applications. Founded in 1938, Owens Corning is a market-leading innovator of glass fiber technology with sales of $6.5 billion in 2006 and operations in 30 countries. Additional information is available at www.owenscorning.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside the control of the company, that could cause actual results to differ materially from those projected in these statements and from the company’s historical results and experience. Further information on factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the factors detailed in the company’s Forms 10-Q and 10-K should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

# # #

Table 1

Owens Corning and Subsidiaries

Consolidated Statements of Earnings

(Unaudited)

(in millions, except per share amounts)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
NET SALES	$1,268	$1,386	$3,674	$4,149
COST OF SALES	1,061	1,119	3,049	3,361

Gross margin	207	267	625	788

OPERATING EXPENSES
Marketing and administrative expenses	102	130	365	377
Science and technology expenses	15	13	46	42
Restructuring costs (credits)	(1)	10	(3)	10
Chapter 11 related reorganization items	1	1	4	28
Asbestos litigation recoveries	—	(10)	—	(13)
Employee emergence equity program	8	—	28	—
Gain on sale of fixed assets and other	(1)	(22)	(6)	(64)

Total operating expenses	124	122	434	380

EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES	83	145	191	408
Interest expense, net	27	71	90	222

EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES	56	74	101	186
Income tax expense (benefit)	16	20	30	(169)

EARNINGS FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST AND EQUITY IN NET EARNINGS OF AFFILIATES	40	54	71	355
Minority interest and equity in net earnings (loss) of affiliates	(2)	(1)	(4)	2

EARNINGS FROM CONTINUING OPERATIONS	38	53	67	357
Discontinued Operations:
Earnings from discontinued operations, net of tax of $3, $5, $5, and $15, respectively	8	9	9	19
Gain on sale of discontinued operations, net of tax of $41	66	—	66	—

Total earnings from discontinued operations	74	9	75	19

NET EARNINGS	$112	$62	$142	$376

BASIC EARNINGS PER COMMON SHARE

Earnings from continuing operations	$0.29	$0.96	$0.52	$6.46
Earnings loss from discontinued operations	$0.58	$0.16	$0.59	$0.34

DILUTED EARNINGS PER COMMON SHARE

Earnings from continuing operations	$0.29	$0.88	$0.51	$5.96
Earnings loss from discontinued operations	$0.57	$0.16	$0.58	$0.32

WEIGHTED AVERAGE COMMON SHARES

Basic	128.1	55.3	128.1	55.3
Diluted	130.8	59.9	130.8	59.9

Table 2

Owens Corning and Subsidiaries

Reconciliation Schedules

(Unaudited)

(in millions, except per share amounts)

When reviewing the operating performance of the company with its Board of Directors and employees, management makes adjustments to net earnings from continuing operations, earnings before interest and taxes (“EBIT”) from continuing operations and diluted earnings per share from continuing operations. To calculate “adjusted earnings from continuing operations", "adjusted EBIT from continuing operations” and “adjusted diluted earnings per share from continuing operations", management excludes certain items from net earnings from continuing operations and earnings from continuing operations before interest and taxes, including those related to the company’s prior Chapter 11 proceedings and restructuring and other activities so as to improve comparability over time (the “comparability items”). As described more fully in the following financial schedules, such comparability items amounted a charge of $22 million in the third quarter of 2007 compared with a credit of $5 million during the same period of 2006. For the nine months ended September 30 2007, such items amounted a charge of $68 million, compared with a credit of $16 million during the same period of 2006.

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
RECONCILIATION TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS
NET EARNINGS	$112	$62	$142	$376
Discontinued operations
Earnings from discontinued operations, net of tax of $3, $5, $6, and $15, respectively	8	9	9	19
Gain on sale of discontinued operations, net of tax of $41	66	—	66	—

Total earnings from discontinued operations	74	9	75	19

EARNINGS FROM CONTINUING OPERATIONS	38	53	67	357
Adjustments to remove comparability items:
Chapter 11 related reorganization items	$1	$1	$4	$28
Asbestos litigation recoveries—Owens Corning	—	(10)	—	(13)
Restructuring costs (credits) and other	(1)	—	(3)	(35)
OCV Reinforcements transaction costs	3	4	21	4
Loss related to the exit of our HOMExperts service line	—	—	7	—
Asset impairments	11	—	11	—
Employee emergence equity program	8	—	28	—

Total adjustments to remove comparability items:	22	(5)	68	(16)
Tax effect of adjustments at 34% in 2007 and 37% in 2006	(8)	2	(23)	6

ADJUSTED EARNINGS FROM CONTINUING OPERATIONS	$52	$50	$112	$347

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS:
DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.29	$0.88	$0.51	$5.96
Total adjustments to remove comparability items	0.17	(0.09)	0.52	(0.27)
Tax effect of adjustments at 34% in 2007 and 37% in 2006	(0.06)	0.04	(0.17)	0.10

ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.40	$0.83	$0.86	$5.79

DILUTED EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS	$0.57	$0.16	$0.58	$0.32

Diluted shares	130.8	59.9	130.8	59.9
RECONCILIATION TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES:
NET EARNINGS	$112	$62	$142	$376
Discontinued operations
Earnings from discontinued operations, net of tax of $3, $5, $6, and $15, respectively	8	$9	$9	$19
Gain on sale of discontinued operations, net of tax of $41	66	—	66	—

Total earnings from discontinued operations	74	9	75	19

EARNINGS FROM CONTINUING OPERATIONS	38	53	67	357
Minority interest and equity in net (loss) earnings of affiliates	(2)	(1)	(4)	2

EARNINGS FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST AND EQUITY IN NET EARNINGS OF AFFILIATES	40	54	71	355
Income tax expense (benefit)	16	20	30	(169)

EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES	56	74	101	186
Interest expense, net	27	71	90	222

EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES	83	145	191	408

Total adjustments to remove comparability items	22	(5)	68	(16)
ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES	$105	$140	$259	$392

Table 3

Owens Corning and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(in millions)

	Successor
	September 30, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$450	$1,089
Receivables, less allowances of $9 million in 2007 and $26 million in 2006	624	573
Inventories	662	749
Restricted Cash—disputed distribution reserve	54	85
Assets held for sale—current	55	—
Other current assets	65	56

Total current assets	1,910	2,552

Property, plant, and equipment, net	2,225	2,521
Goodwill	1,173	1,313
Intangible assets	1,194	1,298
Deferred income taxes	554	549
Assets held for sale—noncurrent	234	—
Other noncurrent assets	218	237

TOTAL ASSETS	$7,508	$8,470

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$862	$1,081
Accrued interest	39	39
Short term debt and current portion of long-term debt	29	1,440
Liabilities held for sale—current	39	—

Total current	969	2,560

Long-term debt	1,827	1,296
Pension plan liability	212	312
Other employee benefits liability	329	325
Liabilities held for sale -non-current	1	—
Minority interest	38	44
Other liabilities	207	247

Stockholders' equity	3,925	3,686

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,508	$8,470

Table 4

Owens Corning and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in millions)

	Successor	Predecessor
	Nine Months Ended September 30,
	2007	2006
NET CASH FLOW (USED FOR) PROVIDED BY OPERATING ACTIVITIES
Net earnings	$142	$376
Adjustments to reconcile net earnings cash provided by (used for) operating activities:
Depreciation and amortization	239	184
Provision for impairments	22	2
Gain on sale of businesses and fixed assets	(110)	(49)
Change in deferred income taxes	43	(164)
Provision for pension and oher employee benefits liabilities	31	74
Employee emergence equity program	28	—
Decrease in restricted cash—disputed distribution reserve	31	—
Provision for post-petition interest/fees on pre-petition obligations	—	228
Provision for asbestos litigation claims	—	21
Payments related to Chapter 11 filings	(26)	—
Increase in receivables	(161)	(99)
Increase in inventories	(31)	(118)
Increase in prepaid assets	(1)	(41)
Decrease in accounts payable and accrued liabilities	(113)	(68)
Pension fund contribution	(117)	(14)
Payments for other employee benefits	(20)	(20)
Proceeds from insurance for asbestos litigation claims, excluding Fibreboard	—	18
Increase in restricted cash—asbestos and insurance related	—	(17)
Increase in restricted cash, securities, and other—Fibreboard	—	(67)
Other	4	(2)

Net cash flow (used for) provided by operating activities	(39)	244

NET CASH FLOW PROVIDED BY (USED FOR) INVESTING ACTIVITIES
Additions to plant and equipment	(167)	(270)
Investment in affiliates and subsidiaries, net of cash acquired	(31)	(47)
Proceeds from the sale of assets or affiliate	437	65

Net cash flow used for investing activities	239	(252)

NET CASH FLOW USED FOR FINANCING ACTIVITIES
Payments on long-term debt	(78)	(7)
Proceeds from long-term debt	617	17
Payments on revolving credit facility	(383)	—
Proceeds from revolving credit facility	383	—
Payment of Note Payable to 524(g) Trust	(1,390)	—
Payments of equity commitment agreement	—	(100)
Net (decrease) increase in short-term debt	3	(1)

Net cash flow used for financing activities	(848)	(91)

Effect of exchange rate changes on cash	9	5

NET DECREASE IN CASH AND CASH EQUIVALENTS	(639)	(94)
Cash and cash equivalents at beginning of period	1,089	1,559

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$450	$1,465

Table 5

Owens Corning and Subsidiaries

Business Segment Information

(Unaudited)

(in millions)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
	2007	2006	2007	2006
NET SALES
Insulating Systems	$462	$529	$1,322	$1,570
Roofing and Asphalt	379	458	1,099	1,420
Other Building Materials and Services	78	97	234	285
Composite Solutions	397	353	1,152	1,028

Total reportable segments	1,316	1,437	3,807	4,303
Corporate Eliminations	(48)	(51)	(133)	(154)

Consolidated	$1,268	$1,386	$3,674	$4,149

EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES
Insulating Systems	$42	$125	$137	$359
Roofing and Asphalt	15	20	36	97
Other Building Materials and Services	6	—	18	2
Composite Solutions	29	44	80	104

Total reportable segments	$92	$189	$271	$562

RECONCILIATION TO CONSOLIDATED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES
Chapter 11 related reorganization items	$(1)	$(1)	$(4)	$(28)
Asbestos litigation recoveries—Owens Corning	—	10	—	13
Restructuring credits	1	(10)	3	(10)
OCV Reinforcements transaction costs	(3)	(4)	(21)	(4)
Losses related to the exit of our HOMExperts service line	—	—	(7)	—
Asset impairments	(11)	—	(11)	—
Employee emergence equity program	(8)	—	(28)	—
General corporate income (expense)	13	(39)	(12)	(125)

CONSOLIDATED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST AND TAXES	$83	$145	$191	$408

NOTE: The Successor financial information includes the impact of additional depreciation and amortization, offset by lower pension cost related to the adoption of fresh start accounting. See the Form 10-Q for the quarter ended September 30, 2007 for further discussion of these items.